Filed Pursuant to Rule 424(b)(2)

Registration No. 333-289203

Pricing Supplement dated August 25, 2026

(To Equity Index Underlying Supplement dated July 6, 2026, ETF Underlying Supplement dated July 6, 2026, Prospectus Supplement dated July 6, 2026, and Prospectus dated July 6, 2026)

Marex Group Limited

$1,500,000 Autocallable Contingent Income (with Memory) Barrier Notes Linked to the Worst Performing of the Invesco QQQ Trust℠, Series 1, the iShares® Russell 2000 ETF and the S&P 500® Index due August 30, 2029

►	Monthly Contingent Coupons (with Memory) at a rate of 1.034% (equivalent to 12.408% per annum), payable if the Closing Value of each of the Invesco QQQ Trust℠, Series 1, the iShares® Russell 2000 ETF, and the S&P 500® Index (each, an “Underlying” and together, the “Underlyings”) on the applicable Coupon Determination Date is greater than or equal to 80.00% of its Initial Value
►	Callable quarterly at the Principal Amount plus the applicable Contingent Coupon (with Memory) if the Closing Value of each Underlying on any Call Observation Date on or after November 25, 2026 is at or above its Call Threshold (100% of its Initial Value)
►	Return of the Principal Amount if the Notes are not called and the Worst Performing Underlying does not decline by more than 40.00%
►	If the Notes are not called and the Worst Performing Underlying declines by more than 40.00%, there is full exposure to declines in the Worst Performing Underlying, and you will lose all or a portion of your Principal Amount.
►	Term: Approximately 3 years, if not called
►	All payments on the Notes are subject to the credit risk of Marex Group Limited (“Marex”)

Application has been made for the Autocallable Contingent Income (with Memory) Barrier Notes (the “Notes”) offered hereunder to be admitted to listing and trading on the Vienna Multilateral Trading Facility (“Vienna MTF”) of the Vienna Stock Exchange. The Vienna MTF is not a regulated market as defined by Directive 2014/65/EU (as amended, “MiFID II”). It is, however, a multilateral trading facility (MTF) for purposes of MiFID II.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document or the accompanying prospectus, prospectus supplement or underlying supplements. Any representation to the contrary is a criminal offense.

Any offering of the Notes will be made pursuant to Article 1(4) of Regulation (EU) 2017/1129 (as amended), including as it forms part of domestic law of the United Kingdom. Accordingly, no prospectus is required to be published in connection with such offering of the Notes in any member state of the European Economic Area (the "EEA") or the United Kingdom (the "UK"). See page ii of the accompanying prospectus supplement for further restrictions on offers and sales of the Notes in the EEA and the UK.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying underlying supplements.

The Estimated Initial Value of the Notes on the Trade Date is $996.00 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “ Summary—Estimated Initial Value” on page PS-4 and “Risk Factors” beginning on page PS-8 of this document for additional information.

	Price to Public	Underwriting Discount (1)	Proceeds to Issuer
Per Note	$1,000.00	$6.00	$994.00
Total	$1,500,000.00	$9,000.00	$1,491,000.00

(1)	Marex Capital Markets Inc. (“MCMI”), an affiliate of ours, will act as the agent for the sale of the Notes. MCMI will purchase the Notes from us at an underwriting discount of $6.00 per $1,000 Principal Amount for distribution to other registered broker-dealers or will offer the Notes directly to investors. MCMI will use the underwriting discount to pay selling concessions or fees (including custodial or clearing fees) to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-16 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Marex Capital Markets

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplements, the prospectus supplement and the prospectus. See “General” in this document.

Issuer:	Marex Group Limited
Principal Amount:	$1,000 per Note
Reference Asset:	The worst performing of the Invesco QQQ Trust℠, Series 1 (Bloomberg symbol: QQQ) (the “QQQ”) , the iShares® Russell 2000 ETF (Bloomberg symbol: IWM) (the “IWM”, with each of the QQQ and the IWM, a “Fund”), and the S&P 500® Index (Bloomberg symbol: SPX) (the “SPX”).
Pricing Date:	August 25, 2026
Trade Date:	August 25, 2026
Original Issue Date:	August 28, 2026
Final Valuation Date:	August 27, 2029, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying underlying supplements.
Maturity Date:	August 30, 2029, subject to adjustment as described under “Additional Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplements.
Call Feature:	If the Closing Value of each Underlying is at or above its Call Threshold on any Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon (with Memory) on the corresponding Call Payment Date.
Call Threshold:	$710.72 with respect to the QQQ, $299.23 with respect to the IWM and 7,677.28 with respect to the SPX, each of which is 100.00% of its Initial Value.
Contingent Coupon (with Memory):

If the Closing Value of each Underlying is greater than or equal to its Coupon Trigger on a Coupon Determination Date, you will receive the Contingent Coupon of $10.34 per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Closing Value of any Underlying is less than its Coupon Trigger on a Coupon Determination Date, the Contingent Coupon applicable to such Coupon Determination Date will not be payable to you on the relevant Coupon Payment Date.

In addition, if a Contingent Coupon is not payable on a Coupon Payment Date because the Closing Value of any Underlying on the relevant Coupon Determination Date is less than its Coupon Trigger, such Contingent Coupon will be payable on a later Coupon Payment Date if the Closing Value of each Underlying is equal to or greater than its Coupon Trigger on such later Coupon Determination Date, up to and including the Final Valuation Date. For the avoidance of doubt, once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

You may not receive any Contingent Coupons (with Memory) over the term of the Notes.

Contingent Coupon Rate:	1.034% per month (equivalent to 12.408% per annum)
Coupon Trigger:	$568.58 with respect to the QQQ, $239.38 with respect to the IWM and 6,141.82 with respect to the SPX, each of which is 80.00% of its Initial Value (rounded to two decimal places).
Barrier Value:	$426.43 with respect to the QQQ, $179.54 with respect to the IWM and 4,606.37 with respect to the SPX, each of which is 60.00% of its Initial Value (rounded to two decimal places).

PS-2

Payment at Maturity:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■  If the Reference Return of the Worst Performing Underlying is greater than or equal to -20.00%:

$1,000 + final Contingent Coupon (with Memory).

■  If the Reference Return of the Worst Performing Underlying is less than -20.00% but greater than or equal to -40.00%:

$1,000

■  If the Reference Return of the Worst Performing Underlying is less than -40.00%:

$1,000 + ($1,000 × Reference Return of the Worst Performing Underlying).

If the Notes are not called and the Final Value of the Worst Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons (with Memory), your return on the Notes may be negative in this case.

Coupon Determination Dates and Coupon Payment Dates:	Coupon Determination Dates		Coupon Payment Dates
	September 25, 2026		September 30, 2026
	October 26, 2026		October 29, 2026
	November 25, 2026	*	December 1, 2026	**
	December 28, 2026		December 31, 2026
	January 25, 2027		January 28, 2027
	February 25, 2027	*	March 2, 2027	**
	March 25, 2027		March 31, 2027
	April 26, 2027		April 29, 2027
	May 25, 2027	*	May 28, 2027	**
	June 25, 2027		June 30, 2027
	July 26, 2027		July 29, 2027
	August 25, 2027	*	August 30, 2027	**
	September 27, 2027		September 30, 2027
	October 25, 2027		October 28, 2027
	November 26, 2027	*	December 1, 2027	**
	December 27, 2027		December 30, 2027
	January 25, 2028		January 28, 2028
	February 25, 2028	*	March 1, 2028	**
	March 27, 2028		March 30, 2028
	April 25, 2028		April 28, 2028
	May 25, 2028	*	May 31, 2028	**
	June 26, 2028		June 29, 2028
	July 25, 2028		July 28, 2028
	August 25, 2028	*	August 30, 2028	**
	September 25, 2028		September 28, 2028
	October 25, 2028		October 30, 2028
	November 27, 2028	*	November 30, 2028	**
	December 26, 2028		December 29, 2028
	January 25, 2029		January 30, 2029
	February 26, 2029	*	March 1, 2029	**
	March 26, 2029		March 29, 2029
	April 25, 2029		April 30, 2029
	May 25, 2029	*	May 31, 2029	**
	June 25, 2029		June 28, 2029
	July 25, 2029		July 30, 2029

PS-3

	August 27, 2029 (the Final Valuation Date)	August 30, 2029 (the Maturity Date)

*These Coupon Determination Dates are also Call Observation Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplements.

Call Observation Dates:	Quarterly, on the Coupon Determination Dates beginning on November 25, 2026 and ending on May 25, 2029, as indicated above.
Call Payment Dates:	The relevant Coupon Payment Dates, as indicated above.
Worst Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Initial Value:	$710.72 with respect to the QQQ, $299.23 with respect to the IWM and 7,677.28 with respect to the SPX, each of which was its Closing Value on the Pricing Date. The Initial Value of a Fund is subject to adjustment as described under “Additional Terms of the Notes—Anti-Dilution Adjustments” in the ETF underlying supplement.
Final Value:	With respect to each Underlying, its Closing Value on the Final Valuation Date.
Closing Value	The Closing Level or the Closing Price, as applicable, of an Underlying.
CUSIP/ISIN:	56653C2Y0 / US56653C2Y04
Form of Notes:	Book-Entry
Listing:	Application has been made for the Notes to be admitted to listing and trading on the Vienna MTF, a multilateral trading facility operated by the Vienna Stock Exchange.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
Calculation Agent:	Marex Financial, one of our affiliates

PS-4

GENERAL

This document relates to an offering of Notes linked to the Underlyings. The purchaser of a Note will acquire a senior unsecured debt security of Marex. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Underlyings or any security included in or held by any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated July 6, 2026 (the “prospectus”), the prospectus supplement dated July 6, 2026 (the “prospectus supplement”), the Equity Index Underlying Supplement dated July 6, 2026 (the “index underlying supplement”), and the ETF Underlying Supplement dated July 6, 2026 (the “ETF underlying supplement” and together with the index underlying supplement, the “underlying supplements”). If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or underlying supplements, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-8 of this document, page S-1 of the prospectus supplement and page S-1 of the underlying supplements, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “Marex”, “we”, “us” and “our” are to Marex Group Limited. References to “Index,” “Worst Performing Index,” “Fund” or “Worst Performing Fund” in the underlying supplements will be references to “Underlying” or “Worst Performing Underlying” in this document. Certain terms used but not defined herein will have the meanings set forth in the underlying supplements, the prospectus supplement or the prospectus.

You may access the underlying supplements, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

►	The index underlying supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312526295601/d149086d424b2.htm

►	The ETF underlying supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312526295611/d157500d424b2.htm

►	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312526295582/d135207d424b2.htm

►	The prospectus at: https://www.sec.gov/Archives/edgar/data/1997464/000119312526295577/d124247d424b3.htm

PS-5

PAYMENTS ON THE NOTES

Call Feature

If the Closing Value of each Underlying is at or above its Call Threshold on any Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon (with Memory) on the corresponding Call Payment Date.

Contingent Coupon (with Memory)

We will pay a monthly Contingent Coupon on a Coupon Payment Date if the Closing Value of each Underlying on the applicable Coupon Determination Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons (with Memory) payable on the Notes, see “Additional Terms of Notes—Certain Definitions—Record Date” on page S-103 of the accompanying ETF underlying supplement and on page S-52 of the accompanying index underlying supplement. The Contingent Coupon Rate will be 12.408% per annum (or $10.34 per $1,000 Principal Amount per month, if payable). In addition, if a Contingent Coupon is not payable on a Coupon Payment Date because the Closing Value of any Underlying on the relevant Coupon Determination Date is less than its Coupon Trigger, such Contingent Coupon will be payable on a later Coupon Payment Date if the Closing Value of each Underlying is equal to or greater than its Coupon Trigger on such later Coupon Determination Date, up to and including the Final Valuation Date. For the avoidance of doubt, once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment determined as follows:

■  If the Reference Return of the Worst Performing Underlying is greater than or equal to -20.00%:

$1,000 + final Contingent Coupon (with Memory)

■  If the Reference Return of the Worst Performing Underlying is less than -20.00% but greater than or equal to -40.00%:

$1,000

■  If the Reference Return of the Worst Performing Underlying is less than -40.00%:

$1,000 + ($1,000 × Reference Return of the Worst Performing Underlying).

If the Notes are not automatically called and the Final Value of the Worst Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon (with Memory), and will lose up to 100% of the Principal Amount. Even with any Contingent Coupons (with Memory) received during the term of the Notes, your return on the Notes may be negative in this case.

PS-6

INVESTOR SUITABILITY

The Notes may be suitable for you if:

►	You are a retail investor outside the EEA and the UK or an institutional buyer (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page ii of the accompanying prospectus supplement).

►	You are an investor with the competence (either independently or with the support of a financial advisor) to assess the suitability of this investment based on your individual circumstances.

►	You have the necessary knowledge and/or experience with structured products and are prepared to accept the corresponding risks.

►	You believe that the Closing Value of each Underlying will be at or above its Coupon Trigger on most or all of the Coupon Determination Dates, and the Final Value of the Worst Performing Underlying will be at or above its Barrier Value.

►	You seek a monthly Contingent Coupon (with Memory), based on the performance of the Underlyings, that will be payable if the Closing Value of each Underlying is greater than or equal to its Coupon Trigger on the applicable Coupon Determination Date.

►	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons (with Memory) payable on the Notes.

►	You do not seek an investment that provides an opportunity to participate in the appreciation of any Underlying.

►	You are willing to make an investment that is exposed to the potential downside performance of the Worst Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Worst Performing Underlying is less than -40.00%.

►	You are willing to lose up to 100% of the Principal Amount.

►	You understand that the return on the Notes will depend solely on the performance of the Worst Performing Underlying and consequently, the Notes are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of the Underlyings.

►	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Closing Value of each Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

►	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the Funds or the stocks included in or held by an Underlying.

►	You do not seek an investment for which there will be an active secondary market.

►	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by Marex or another issuer with a similar credit rating.

►	You are comfortable with the creditworthiness of Marex, as Issuer of the Notes.

The Notes may not be suitable for you if:

►	You are a retail investor in the EEA or the UK (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page ii of the accompanying prospectus supplement).

►	You are an investor without the competence (either independently or with the support of a financial advisor) to assess the suitability of this investment based on your individual circumstances.

►	You do not have the necessary knowledge and/or experience with structured products and are not prepared to accept the corresponding risks.

►	You believe that the Closing Value of at least one Underlying will be below its Coupon Trigger on most or all the Coupon Determination Dates and the Final Value of the Worst Performing Underlying will be below its Barrier Value.

►	You believe that the Contingent Coupons (with Memory), if any, will not provide you with your desired return.

►	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons (with Memory) payable on the Notes.

►	You seek an investment that provides an opportunity to participate in the appreciation of one or more Underlyings.

►	You are unwilling to make an investment that is exposed to the potential downside performance of the Worst Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Worst Performing Underlying is less than -40.00%.

►	You seek an investment that provides full return of principal at maturity.

►	You seek exposure to a basket composed of the Underlyings or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the Worst Performing Underlying.

►	You are unable or unwilling to hold the Notes that will be automatically called on any Call Observation Date on which the Closing Value of each Underlying is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

►	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Funds or the stocks included in or held by an Underlying.

►	You seek an investment for which there will be an active secondary market.

►	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Marex or another issuer with a similar credit rating.

►	You are not willing or are unable to assume the credit risk associated with Marex, as Issuer of the Notes.

PS-7

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying underlying supplements. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and underlying supplements. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplements including the explanation of risks relating to the Notes described in the following sections:

►	“—Risks Related to Note Issuances” in the prospectus supplement;

►	“—General risks related to an Index” in the index underlying supplement; and

►	“—General risks related to a Fund” in the ETF underlying supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Worst Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Worst Performing Underlying is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons (with Memory) received during the term of the Notes, your return on the Notes may be negative in this case.

The Notes may be called prior to maturity, and the Notes are subject to reinvestment risk.

If the Notes are called early, the holding period over which you may receive the Contingent Coupons (with Memory) could be as little as approximately 3 months. Once the Notes are called, you will lose the opportunity to continue to receive the Contingent Coupons (with Memory) from the relevant Call Payment Date to the Maturity Date, and the total return on the Notes could be minimal. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

The Notes do not provide for fixed payments of interest and you may receive no Contingent Coupons (with Memory) on most or all of the Coupon Payment Dates.

On each Coupon Payment Date, you will receive a Contingent Coupon (with Memory) if, and only if, the Closing Value of the Worst Performing Underlying on the related Coupon Determination Date is greater than or equal to its Coupon Trigger. Although the Notes have a memory coupon feature, if the Closing Value of the Worst Performing Underlying is less than its Coupon Trigger on each Coupon Determination Date over the term of the Notes, you will not receive any Contingent Coupons (with Memory) over the entire term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon (with Memory) coincides with a period of greater risk of principal loss on your Notes. Even if all of the Contingent Coupons (with Memory) are paid during the term of the Notes, the payments may be at irregular intervals, and a significant portion of the term of the Notes may pass without any payments being made.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons (with Memory), if any, regardless of any appreciation in the value of any Underlying.

You will not participate in any appreciation of any Underlying. Whether the Notes are called or at maturity, the total payments on the Notes will not exceed the Principal Amount plus any Contingent Coupons (with Memory), regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Funds or the stocks included in or held by an Underlying.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Coupon Trigger on a Coupon Determination Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons (with Memory) or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the

PS-8

performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Worst Performing Underlying and the potential to lose some or all of your principal at maturity while not receiving any Contingent Coupons (with Memory) during the term of the Notes.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Coupon Determination Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Closing Values of the Underlyings on the Coupon Determination Dates, including the Final Valuation Date, each subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on a Coupon Determination Date but then decreases on a Coupon Determination Date to a value that is less than its Coupon Trigger, the Contingent Coupon (with Memory) will not be payable for the relevant monthly period. Similarly, if the Notes are not called, even if the value of the Worst Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Worst Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Coupon Determination Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Closing Values of the Underlyings on the applicable Coupon Determination Dates.

The Notes are subject to the full risks of the Worst Performing Underlying and will be negatively affected if any Underlying performs poorly, even if the other Underlyings perform favorably.

You are subject to the full risks of the Worst Performing Underlying. If the Worst Performing Underlying performs poorly, you will be negatively affected, even if the other Underlyings perform favorably. The Notes are not linked to a basket composed of the Underlyings, where the better performance of one Underlying could offset the poor performance of the others. Instead, you are subject to the full risks of the Worst Performing Underlying on the Final Valuation Date. As a result, the Notes are riskier than an alternative investment linked to only one of the Underlyings or linked to a basket composed of the Underlyings. You should not invest in the Notes unless you understand and are willing to accept the full downside risks of the Worst Performing Underlying.

Risks Relating to the Reference Asset

The Notes are subject to small-capitalization risk.

The IWM holds securities of companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the price of the IWM may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the IWM to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products or services. Any of these factors could adversely affect the value of the IWM and the return on the Notes.

The Notes are subject to risks associated with non-U.S. companies.

Some of the equity securities held by the QQQ are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the securities, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. These factors may adversely affect the performance of the QQQ and, as a result, the return on the Notes.

Changes that affect an Underlying may affect the value of that Underlying and the return on the Notes.

The policies of the Reference Sponsor of an Underlying concerning additions, deletions and substitutions of the stocks included in that Underlying, and the manner in which the Reference Sponsor takes account of certain changes affecting those stocks, may adversely affect the value of that Underlying. The policies of the Reference Sponsor with respect to the calculation of an Underlying could also adversely affect the value of that Underlying. The Reference Sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could adversely affect the value of an Underlying and the value of and the return on the Notes.

PS-9

The performance of a Fund may not correlate with the performance of its underlying assets as well as the net asset value per share of that Fund, especially during periods of market volatility.

The performance of a Fund and that of its underlying assets generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of a Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying assets. This could be due to, for example, a Fund holding assets that are not related to the underlying assets, the temporary unavailability of certain assets in the secondary market, the performance of any derivative instruments held by a Fund, differences in trading hours between a Fund and its underlying assets, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of a Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from its net asset value (“NAV”) per share; shares of a Fund may trade at, above, or below its NAV per share.

During periods of market volatility, certain assets held by a Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the NAV per share of that Fund and the liquidity of that Funds may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the NAV per share of that Fund.

For the foregoing reasons, the performance of a Fund may not match the performance of its underlying assets over the same period. Because of this variance, the return on the Notes, to the extent dependent on the performance of a Fund, may not be the same as an investment directly in the securities, commodities, or other assets held by a Fund or the same as a debt security with a return linked to the performance of such underlying assets.

General Risk Factors

The Notes are subject to our credit risk.

Marex may partially or wholly fail to meet their obligations under the Notes. Investors should therefore take the creditworthiness of Marex and its subsidiaries into account in their investment decision. Credit risk means the risk of insolvency or illiquidity of an issuer, i.e. a potential, temporary or final inability to fulfil their interest and repayment obligations on time. An increased insolvency risk is typical of issuers that have a low creditworthiness. The payment of any amount due on the Notes is subject to the credit risk of Marex. The Notes are senior unsecured debt obligations of Marex, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on Marex’s ability to pay all amounts due on the Notes, and therefore investors are subject to the credit risk of Marex and to changes in the market’s view of its creditworthiness.

The Notes are not bank deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation, the UK Financial Services Compensation Scheme or any other government or governmental or private agency or deposit protection scheme in any jurisdiction. Investors are dependent on Marex’s ability to pay all amounts due on the Notes, and therefore investors are subject to Marex’s credit risk and to changes in the market’s view of Marex’s creditworthiness. The payment of any amount due on the Notes is not guaranteed by any entity.

The Notes are not insured against loss by any third parties; you can depend only on our earnings and assets for any payments on the Notes.

The Notes will be solely our obligations, and no other entity will have any obligation, contingent or otherwise, to make any payments in respect of the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in

PS-10

part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which MCMI may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in any Fund or any stocks included in or held by the Underlyings.

As a holder of the Notes, you will not have any ownership interest in any Fund or any stocks included in or held by the Underlyings, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in a Fund or the stocks included in or held by the Underlyings.

The Notes lack liquidity.

The Notes are a new issue of securities for which there is no established market. Although we will apply for the Notes to be listed for trading on the Vienna MTF, we cannot provide you with any assurance regarding whether the Notes will become or remain listed or whether a trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of holders of the Notes to sell their Notes or the price at which holders may be able to sell their Notes. The listing application will be subject to approval by the Vienna Stock Exchange. There can be no assurance that application for listing and admission to trading will be granted or that an active trading market in the Notes will develop. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time. In addition, MCMI is not required to offer to purchase the Notes in the secondary market. Even if a secondary market were to develop, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which MCMI is willing to buy the Notes.

Potential conflicts of interest may exist.

Marex and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. Following the occurrence of certain events – relating to the Issuer, the Issuer's hedging arrangements, the Underlying(s), taxation, the relevant currency or other matters – outside of the Issuer's control, the calculation agent may determine in its discretion to take one of the actions available to it in order to deal with the impact of such event on the Notes or the Issuer or both. These actions may include (i) adjustment to the terms and conditions of the Notes, (ii) substitution of the Underlying(s) and/or (iii) early redemption or exercise of the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. Any such discretionary determination by the Issuer or the calculation agent could have a negative impact on the value of the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might adversely affect the value of your Notes.

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Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and the discussion under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Value of any Underlying relative to its Initial Value. We cannot predict the Closing Value of any Underlying on any Coupon Determination Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of any Underlying or return on the Notes. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table and examples below illustrate the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Worst Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described below assume that the Notes have not been automatically called prior to maturity and are held to maturity, and that all Contingent Coupons with respect to the Coupon Determination Dates prior to the Final Valuation Date have been paid prior to maturity. The following table and examples are based on the following terms:

Principal Amount:	$1,000
Contingent Coupon:	$10.34 (or 1.034% of the Principal Amount, equivalent to 12.408% per annum)

Hypothetical Initial Value of the Worst Performing Underlying:	1,000

Hypothetical Coupon Trigger of the Worst Performing Underlying: 800 (80% of its Initial value)

Hypothetical Barrier Value of the Worst Performing Underlying: 600 (60% of its Initial value)

Hypothetical Final Value of the Worst Performing Underlying	Hypothetical Reference Return of the Worst Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes (Excluding Any Contingent Coupons Paid Prior to Maturity and Assuming All Previous Contingent Coupons Have Been Paid Prior to Maturity)
2,000.00	100.00%	$1,010.34(1)	1.034%
1,750.00	75.00%	$1,010.34	1.034%
1,500.00	50.00%	$1,010.34	1.034%
1,250.00	25.00%	$1,010.34	1.034%
1,000.00(2)	0.00%	$1,010.34	1.034%
900.00	-10.00%	$1,010.34	1.034%
800.00(3)	-20.00%	$1,010.34	1.034%
700.00	-30.00%	$1,000.00	0.000%
600.00(4)	-40.00%	$1,000.00	0.000%
599.00	-40.10%	$599.00	-40.100%
500.00	-50.00%	$500.00	-50.000%
250.00	-75.00%	$250.00	-75.000%
100.00	-90.00%	$100.00	-90.000%
0.00	-100.00%	$0.00	-100.000%

(1)            Assuming all Contingent Coupons with respect to the Coupon Determination Dates prior to the Final Valuation Date have been paid prior to maturity, the Payment at Maturity will not exceed the Principal Amount plus the final Contingent Coupon.

(2)	The hypothetical Initial Value of 1,000 used in these examples has been chosen for illustrative purposes only. The actual Initial Value of each Underlying is set forth on page PS-4 of this document.
(3)	This is the hypothetical Coupon Trigger of the Worst Performing Underlying.
(4)	This is the hypothetical Barrier Value of the Worst Performing Underlying.

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The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes assuming that the Notes have not been automatically called prior to maturity and are held to maturity.

Example 1: The Reference Return of the Worst Performing Underlying Is 50.00%.

Because the Final Value of the Worst Performing Underlying is greater than or equal to its Coupon Trigger, the Payment at Maturity would be $1,010.34 per $1,000 Principal Amount, calculated as follows:

$1,000 + final Contingent Coupon

= $1,000 + ($1,000 × 1.034%)

= $1,010.34

Example 1 shows that, assuming all Contingent Coupons with respect to the Coupon Determination Dates prior to the Final Valuation Date have been paid prior to maturity, the Payment at Maturity will be fixed at the Principal Amount plus the final Contingent Coupon (with Memory) when the Final Value of the Worst Performing Underlying is at or above its Coupon Trigger, regardless of the extent to which the value of the Worst Performing Underlying increases.

Example 2: The Reference Return of the Worst Performing Underlying Is -10.00%.

Because the Final Value of the Worst Performing Underlying is greater than or equal to its Coupon Trigger, the Payment at Maturity would be $1,010.34 per $1,000 Principal Amount, calculated as follows:

$1,000 + final Contingent Coupon

= $1,000 + ($1,000 × 1.034%)

= $1,010.34

Example 2 shows that, assuming all Contingent Coupons with respect to the Coupon Determination Dates prior to the Final Valuation Date have been paid prior to maturity, the Payment at Maturity will equal the Principal Amount plus the final Contingent Coupon (with Memory) when the Final Value of the Worst Performing Underlying is at or above its Coupon Trigger, although the value of the Worst Performing Underlying has decreased moderately.

Example 3: The Reference Return of the Worst Performing Underlying Is -30.00%.

Because the Final Value of the Worst Performing Underlying is less than its Coupon Trigger but greater than or equal to its Barrier Value, the Payment at Maturity would be $1,000.00 per $1,000 Principal Amount.

Example 3 shows that the Payment at Maturity will equal the Principal Amount when the Final Value of the Worst Performing Underlying is below its Coupon Trigger but at or above its Barrier Value, although the value of the Worst Performing Underlying has decreased.

Example 4: The Reference Return of the Worst Performing Underlying Is -75.00%.

Because the Final Value of the Worst Performing Underlying is less than its Barrier Value, the Payment at Maturity would be $250.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Worst Performing Underlying)

= $1,000 + ($1,000 × -75.00%)

= $250.00

Example 4 shows that you are exposed on a 1-to-1 basis to any decrease in the value of the Worst Performing Underlying from its Initial Value if its Final Value is less than its Barrier Value. You may lose up to 100% of your Principal Amount at maturity. Even with any Contingent Coupons (with Memory), the return on the Notes could be negative.

These examples illustrate that you will not participate in any appreciation of any Underlying, but will be fully exposed to a decrease in the Worst Performing Underlying if the Notes are not called and the Final Value of the Worst Performing Underlying is less than its Barrier Value.

PS-14

DESCRIPTION OF THE REFERENCE ASSET

Description of the QQQ

The QQQ seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the Nasdaq-100 Index®, which is designed to measure the performance of the 100 largest stocks of both U.S. and non-U.S. non-financial companies. Shares of this Underlying are listed and trade on The Nasdaq Stock Market LLC under the ticker symbol “QQQ.”

For more information about this Underlying, see “Reference Sponsors and Funds—The Invesco QQQ Trust℠, Series 1” beginning on page S-27 of the accompanying ETF underlying supplement.

Historical Performance of the QQQ

The following graph sets forth the historical performance of the QQQ based on the daily historical closing values from August 25, 2021 through August 25, 2026. We obtained the closing values below from Bloomberg L.P. (“Bloomberg”). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of this Underlying should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of this Underlying on any Coupon Determination Date, including the Final Valuation Date.

Description of the IWM

The IWM seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the Russell 2000® Index, which is designed to measures the performance of the small-cap segment of the U.S. equity universe. The Russell 2000® Index is a subset of the Russell 3000® Index, which is designed to represent approximately 98% of the investable U.S. equity market. Shares of this Underlying are listed and trade on the NYSE Arca under the ticker symbol “IWM.”

For more information about this Underlying, see "Reference Sponsors and Funds—The iShares® Russell 2000 ETF” beginning on page S-65 of the accompanying ETF underlying supplement.

Historical Performance of the IWM

The following graph sets forth the historical performance of the IWM based on the daily historical closing values from August 25, 2021 through August 25, 2026. We obtained the closing values below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of this Underlying should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of this Underlying on any Coupon Determination Date, including the Final Valuation Date.

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

For more information about this Underlying, see "Index Descriptions—The S&P U.S. Indices" beginning on page S-42 of the accompanying index underlying supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing values from August 25, 2021 through August 25, 2026. We obtained the closing values below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of this Underlying should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of this Underlying on any Coupon Determination Date, including the Final Valuation Date.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed MCMI, an affiliate of Marex, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, MCMI will purchase the Notes from Marex at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. MCMI has offered the Notes at the price to public set forth on the cover page of this document. MCMI will use the underwriting discount to pay selling concessions or fees (including custodial or clearing fees) to other registered broker-dealers.

An affiliate of Marex has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the Notes to you.

In addition, MCMI or another of our affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of each holder’s investment in the Notes are uncertain. There are no Treasury Regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. By purchasing the Notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each Note as a contingent income-bearing pre-paid executory contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as contingent income-bearing pre-paid executory contracts in respect of the Underlyings for U.S. federal income tax purposes. Pursuant to such treatment, any Contingent Coupon that is paid by us (including on the Maturity Date or Call Payment Date) should be included in a U.S. Holder’s income as ordinary income at the time accrued or received in accordance with such holder’s normal method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any Contingent Coupon, a U.S. Holder should generally recognize capital gain or loss upon redemption, sale or maturity or other taxable disposition of such holder’s Notes in an amount equal to the difference between the amount realized at such time (other than any amount attributable to any accrued but unpaid Contingent Coupon) and such holder’s tax basis in such Notes. In general, a U.S. Holder’s tax basis in the Notes will equal the holder’s cost for the Notes. Such gain or loss should generally be long-term capital gain or loss if a U.S. Holder has held the Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisors regarding this risk.

The U.S. federal income tax consequences of a U.S. Holder’s investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described above. Please see the discussion in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations” and in particular the discussion under "U.S. Federal Income Tax Considerations —U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” and the discussion in the accompanying prospectus under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations”.

Non-U.S. Holders should review the discussion in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations — Non-U.S. Holders” for a discussion of the U.S. federal income tax consequences applicable to Non-U.S. Holders.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury Regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that

PS-16

enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or an applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE ABOVE DESCRIBED CHARACTERIZATION OF THE NOTES AND ANY POSSIBLE ALTERNATIVE CHARACTERIZATIONS OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master global note that represents the Notes pursuant to the Indenture referred to in the prospectus, and such Notes have been delivered against payment as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York and the federal laws of the United States of America. Insofar as this opinion involves matters governed by Bermuda law, Mayer Brown LLP has relied, with the Issuer’s permission, on the opinion of ASW Law Limited, dated as of July 6, 2026, filed as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement by the Issuer on July 6, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of ASW Law Limited. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 6, 2026, which has been filed as Exhibit 5.2 to the Issuer’s Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 dated July 6, 2026.

PS-17